Exhibit 99.1

XTI Aerospace Signs Capital Distribution Agreement for Proposed Investment of up to $55 Million at $275 Million Valuation

Investment Expected to Significantly Accelerate Development of Revolutionary TriFan 600 Long-Range Civilian Fixed-Wing VTOL Business Aircraft, if Successfully Consummated

ENGLEWOOD, Colo., July 1, 2024 /PRNewswire/ -- XTI Aerospace, Inc. (NASDAQ: XTIA) (“XTI” or the “Company”) today announced that it has entered into an agreement with FC Imperial Limited (“FCIL”), an affiliate of a private global investment consortium, FinExic Concordia Group, (“FCG” or “Investor Consortium”), for a proposed strategic equity investment for shares of convertible preferred stock (the “Investment”) of up to $55 million (the “Maximum Amount”) at a post-money valuation of $275 million (the “Locked Valuation”), with the successful consummation of the entire transaction process.

Mr. Anindya Chakraborty, leading the investment structuring for the Investment Consortium, said “For well over a year, extensive discussions were held with XTI management and XTI engineering team along with review of sector trends and technologies being developed. The Trifan is unique and perhaps the most efficient, practical, versatile and commercially viable VTOL aircraft with clear attributes of ushering in a game changing reality to the aviation industry.”

Scott Pomeroy, chairman and CEO of XTI, stated, “XTI has had the pleasure of working with and sharing information with the investment team for over a year, and they have performed extensive technical and financial due diligence on XTI Aircraft Company and the TriFan. Assuming the completion of the proposed investment, we believe the additional capital will help accelerate the development of the TriFan through several major milestones including completion of the updated preliminary design review along with launching the critical design review phase in preparation for the assembly of XTI’s Test Aircraft No. 1. Importantly, we also believe that our relationship with the Investor Consortium, which is a true collaboration of values and vision, aligns the long-term interests of both organizations.”

Mr. Pomeroy continued, “The $275 million valuation aligns with the fairness opinion delivered to the Inpixon Board of Directors prior to Inpixon’s merger with XTI Aircraft Company. This valuation reflects the progress we have made, especially since our last private company capital raise, which was based on a $100 million valuation.”

Mr. Chakraborty added that “The Trifan represents traditional time-tested stability, hyper-boosted with intelligent innovation and we believe its elegant, utilitarian, cross purpose design is expected to fill up the skies across multiple geographies, including in the emerging aviation markets and some of the fastest growing economies like India, SE Asia and Middle East. It is a bold statement for a new segment in the aviation industry and with its unparalleled blend of speed and long-range VTOL capabilities, we feel the TriFan is uniquely positioned to achieve widespread global adoption. It is tailored for a broad spectrum of applications, from critical healthcare and emergency services to para-military operations, elite corporate mobility, and the ultimate aspirational luxury for enthusiasts. The Investment Consortium is willing to work with XTIA to provide more capital and help facilitate additional raises as milestones are met.”

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Proposed material terms of Investment

The parties have entered into an agreement which stipulates a structured process for the distribution of capital within a defined time frame at the Locked Valuation of $275 million and issuance of convertible preferred stock for an investment up to $55 million which will convert into common stock through defined exchange events subject to execution of a definitive purchase agreement.

Further details of the proposed investment will be included in the Current Report on Form 8-k which will be filed by the Company with the Securities and Exchange Commission.

About XTI Aerospace, Inc.

XTI Aerospace (XTIAerospace.com) is the parent company of XTI Aircraft Company (XTIAircraft.com), an aviation business based near Denver, Colorado, currently developing the TriFan 600, a fixed-wing business aircraft designed to have the vertical takeoff and landing (VTOL) capability of a helicopter, speeds of 345 mph and a range of 700 miles, creating an entirely new category – the vertical lift crossover airplane (VLCA). Additionally, the Inpixon (inpixon.com) business unit of XTI Aerospace is a leader in real-time location systems (RTLS) technology with customers around the world who use the Company’s location intelligence solutions in factories and other industrial facilities to help optimize operations, increase productivity, and enhance safety. For more information about XTI Aerospace, please visit XTIAerospace.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act. All statements other than statements of historical fact contained in this press release, including without limitation, statements about XTI and FCG entering into a definitive purchase agreement on the terms described in the agreement mentioned above, or whether XTI and FCIL or the Investor Consortium will make any of the contemplated capital contributions, and statements about the products under development by XTI, the advantages of XTI’s technology, and XTI’s customers, plans and strategies are forward-looking statements.

The proposed Investment is subject to the parties successfully completing all the processes under the agreement including execution of a definitive purchase agreement, and there can be no assurance that such transaction will materialize.

Some of these forward-looking statements can be identified by the use of forward-looking words, including “believe,” “continue,” “could,” “would,” “will,” “estimate,” “expect,” “intend,” “plan,” “target,” “projects,” or the negatives of these terms or variations of them or similar expressions. All forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. All forward-looking statements are based upon estimates, forecasts, and assumptions that, while considered reasonable by XTI Aerospace and its management, are inherently uncertain, and many factors may cause the actual results to differ materially from current expectations. XTI undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that might subsequently arise. Readers are urged to carefully review and consider the risk factors discussed from time to time in XTI’s filings with the SEC, including those factors discussed under the caption “Risk Factors” in its most recent annual report on Form 10-K, filed with the SEC on April 16, 2024, and in subsequent reports filed with or furnished to the SEC.

Contacts

General inquiries:

Email: contact@xtiaerospace.com
Web: https://xtiaerospace.com/contact/

Investor Relations:

Crescendo Communications
Tel: +1 212-671-1020
Email: XTIA@crescendo-ir.com

8123 InterPort Blvd., Suite C, Englewood, CO, 80112, USA, (800) 680-7412

© XTI Aerospace, Inc | XTIAerospace.com